September 4, 2019

Thomas E. Wirth
Chief Financial Officer
BRANDYWINE REALTY TRUST
2929 Walnut Street
Suite 1700
Philadelphia, PA 19104

       Re: BRANDYWINE REALTY TRUST
           Form 10-K for the year ended December 31, 2018
           Filed February 22, 2019
           File No. 001-09106

Dear Mr. Wirth:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities